Exhibit 99.1


Toys "R" Us, Inc. Announces Acceptance of Approximately $380,687,000 Principal Amount of Senior Notes in its Tender Offer for its Senior Notes

WAYNE, N.J.--(BUSINESS WIRE)--May 4, 2005--Toys "R" Us, Inc. (NYSE: TOY) announced that at 11:59 p.m. on May 3, 2005, its previously announced offer to purchase for cash up to $402,500,000 principal amount of its outstanding Senior Notes due August 16, 2007 (the "Notes") issued on May 28, 2002 as part of its Equity Security Units in the form of 8,050,000 Normal Units had expired. It is currently estimated that in the tender offer, $380,687,000 aggregate principal amount of Notes were validly tendered and will be accepted for payment. As a result, the estimated 7,613,740 related Equity Security Units of which these tendered Notes are a part will no longer constitute Normal Units and accordingly are not currently listed on the New York Stock Exchange. The Normal Units trade on the New York Stock Exchange under the symbol "TOYPrA." The settlement date of the Offer is expected to be May 6, 2005.

THIS ANNOUNCEMENT IS NOT AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL WITH RESPECT TO THE NOTES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL.

Toys "R" Us, Inc. is one of the leading specialty toy retailers in the world. It currently sells merchandise through more than 1,500 stores, including 680 toy stores in the U.S. and 608 international toy stores, including licensed and franchise stores as well as through its Internet sites at www.toysrus.com, www.imaginarium.com and www.sportsrus.com. Babies "R" Us, a division of Toys "R" Us, Inc., is the largest baby product specialty store chain in the world and a leader in the juvenile industry, and sells merchandise through 219 stores in the U.S. as well as on the Internet at www.babiesrus.com.

CONTACT:
For Toys "R" Us, Inc.
Dealer Manager:
Credit Suisse First Boston
Call Collect: 212-325-2130

Information Agent:
Georgeson Shareholder Communications Inc.
800-561-4106